Exhibit 99.2

Service Corporation International Announces the Determination of the
Consideration for Certain of Its 7.70% Notes Due April 15, 2009

HOUSTON, Sept. 20 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, announced today the determination of the consideration payable in its previously announced cash tender offer for any and all of its outstanding 7.70% Notes due April 15, 2009, CUSIP Nos. 817565AX2, 817565AV6 and 817565AW4 (the “Notes”), and related consent solicitation under the Offer to Purchase and Consent Solicitation Statement dated September 7, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent. The total consideration for the Notes (the “Total Consideration”), which will be payable in respect of the Notes that are accepted for payment and that are validly tendered and not withdrawn prior to the Consent Date (as defined below), will be $1,058.11 per $1,000 principal amount of the Notes, which includes a $20.00 payment (“Consent Payment”), payable only in respect of Notes that are tendered with consents on or prior to the Consent Date. In addition, holders will be paid accrued and unpaid interest on the tendered Notes up to, but not including, the payment date.

The Total Consideration for the Notes was determined as of 2:00 p.m., New York City time, today and is calculated based in part on the 3-1/8% U.S. Treasury Note due April 15, 2009 (the “Reference Security”). The Reference Security Yield and the Tender Offer Yield to calculate the Total Consideration are 4.713% and 5.213%, respectively. The Total Consideration for each $1,000 principal amount of Notes validly tendered prior to the Consent Date will be $1,058.11, the present value of the scheduled payments on the Notes based on a fixed spread pricing formula, which is calculated utilizing a yield equal to the Reference Security, plus 50 basis points, namely the Tender Offer Yield, minus any accrued and unpaid interest up to, but not including, the payment date. The detailed methodology for calculating the Total Consideration for Notes is outlined in the Offer to Purchase.

The consent solicitation will expire at 5:00 p.m., New York City time, today, unless earlier terminated or extended (such date and time, as the same may be extended, the “Consent Date”). Holders who tender their Notes must consent to the proposed amendments. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Date.

Holders who validly tender their Notes on or prior to the Consent Date will be eligible to receive the Total Consideration. Holders who validly tender their Notes after the Consent Date and on or prior to 11:59 p.m., New York City time, October 5, 2006 (the “Expiration Date”) will be eligible to receive the Total Consideration less the Consent Payment. In either case, SCI will pay holders whose Notes are validly tendered and accepted for purchase, accrued and unpaid interest up to, but not including, the payment date. Payments are expected to be made promptly after the Expiration Date.

J.P. Morgan Securities Inc. is the exclusive Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Questions concerning the terms of the tender offer and the consent solicitation may be directed to J.P. Morgan Securities Inc. at (212) 270-3994 (call collect). Copies of the Offer to Purchase may be obtained by calling the information agent, Global Bondholder Services Corporation, toll-free at (866) 470-3900 or at (212) 430-3774 (banks and brokerage firms).

SCI currently has outstanding a separate series of 7.70% Notes due 2009, which have different CUSIP Numbers. SCI is not making a tender offer or consent solicitation for those notes.

This communication is for informational purposes only. It is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated September 7, 2006. SCI reserves the right to terminate, withdraw or amend the tender offer and consent solicitation at any time and from time to time subject to applicable law, as described therein. Any comments or statements made herein do not necessarily reflect those of J.P. Morgan Securities Inc., Global Bondholder Services Corporation, or their respective subsidiaries and affiliates.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, and our ability to successfully complete the tender offer and consent solicitation.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission (SEC) filings, including our 2005 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Service Corporation International, headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. SCI has an extensive network of businesses including 1,041 funeral service locations and 351 cemeteries in North America as of June 30, 2006. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com ..

          For additional information contact:

          Investors:  Debbie Young - Director / Investor Relations
          (713) 525-9088

          Media:  Greg Bolton - Director / Corporate Communications
          (713) 525-5235

SOURCE  Service Corporation International
          -0-                                                  09/20/2006
          /CONTACT:  investors, Debbie Young, Director - Investor Relations, +1-713-525-9088, or media, Greg Bolton, Director - Corporate Communications, +1-713-525-5235, both of Service Corporation International/
          /Web site:  http://www.sci-corp.com /